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                                                                   Exhibit 10.79

                              EMPLOYMENT AGREEMENT

      AGREEMENT, dated as of June 1, 1995, by and between The Post Edge, Inc., a Florida corporation with its principal office at 2040 Sherman Street, Hollywood, Florida 33140 (the "Company"), and Kenneth D. Lorber, with an address at 4235 Alton Road, Miami Beach, Florida 33140 (the "Employee").

                                  INTRODUCTION

      The parties hereto desire to provide for the employment of the Employee with the Company. In order to accomplish such purpose, and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereto hereby enter into this employment agreement.

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

      1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as President of the Company.

      1.2 Term. Unless sooner terminated as provided in Article IV hereof, the Employee's employment hereunder shall be for a term commencing on the date hereof and ending on the later of (i) the close of business on May 31, 1998 or
(ii) the date which is twelve months after either party hereto gives written notice to the other party that it desires to terminate this Agreement. The actual term of employment hereunder, giving effect to any early termination of employment under Article IV hereof, is hereinafter referred to as the "Term."

      1.3 Duties. During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries and affiliates, consistent with his position hereunder, as may be assigned to him from time to time by the Board of Directors of the Company. The Employee shall devote his entire business time, attention and energies to the performance of his duties hereunder.

      1.4 Exclusive Agreement. The Employee represents and warrants to the Company that he is not a party to any agreement or arrangement, whether written or oral, in effect which would prevent the Employee from rendering service to the Company during the Term or which would create any conflict or which involve any business relationship with customers, suppliers or competitors of the Company.


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                                   ARTICLE II

                                  COMPENSATION

      2.1 Base Salary. For all services rendered by the Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Employee an annual base salary ("Base Salary") during the Term or the Scheduled Term (as defined in Section 4.2 hereof), as the case may be, in equal bi-weekly installments, of $115,000. The Base Salary payable to the Employee hereunder shall be reviewed annually, and may be increased, by the Compensation Committee of the Board of Directors of International Post Limited, the Company's parent ("IPL").

            If the first or last month of the Term or the Scheduled Term, as the case may be, is not a full calendar month, then any calculation of Base Salary for such Period shall be prorated for the number of days the Employee was employed in such months.

      2.2 Incentive Compensation. In addition to the Base Salary provided for above, commencing with the 1996 fiscal year of the Company (which shall be August 1 to July 31), the Employee shall be given an opportunity to earn annual cash bonus payments (the "Incentive Compensation") based on the Company achieving certain financial targets for each fiscal year during the Term or the Scheduled Term, as the case may be. The Incentive Compensation for each fiscal year shall be a percentage of the Base Salary based on the EBITDA (as hereinafter defined) of the Company with respect to any fiscal year of the Company ending during the Term or the Scheduled Term, as the case may be, determined as follows:


% Achievement of Base            Incentive Compensation as
EBITDA (as hereinafter defined)  % of Base Salary

Under 90%                        0

90%                              20%

91%                              21%

92%                              22%

93%                              23%

94%                              24%

95%                              25%

96%                              26%

97%                              27%


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98%                              28%

99%                              29%
100% or more                     30%, plus an additional 2% of Base Salary for
                                 each additional 1% increase in EBITDA over 100% of the Base EBITDA

            The Incentive Compensation for each fiscal year during the Term or the Scheduled Term, as the case may be, shall be due and payable within 10 days after receipt by IPL from its auditors of the final consolidated audited financial statements of IPL (which include as part of the consolidation, the Company's financial statements) with respect to such fiscal year (the date of such receipt being referred to herein as the "Financial Statement Receipt Date").

            EBITDA of the Company with respect to any fiscal year of the Company shall mean the net income of the Company on a consolidated basis for such fiscal year, exclusive of each of the following to the extent utilized in determining such net income (i) interest expense (after giving effect to any interest rate swap, cap or collar arrangement or any other derivative product used by the Company to reduce the Company's exposure to interest rate fluctuations), (ii) provision for income taxes, (iii) depreciation, (iv) amortization and (v) all other unusual and/or extraordinary non-cash additions and subtractions to such net income, as disclosed in the audited financial statements of IPL with respect to the Company and its subsidiaries with respect to such fiscal year. The Base EBITDA for each fiscal year shall be an amount determined pursuant to the Company's Business Plan for each fiscal year in the form approved by the Board of Directors of IPL. The Employee will be notified promptly of such determination.

            If the Term or the Scheduled Term, as the case may be, ends on a day which does not coincide with the last day of the Company's then current fiscal year, then the amount of the Incentive Compensation payable to the Employee hereunder with respect to such fiscal year shall be calculated by (x) determining the amount of Incentive Compensation that would have been payable to the Employee for such fiscal year had the Term or the Scheduled Term, as the case may be, ended on the last day of such fiscal year and (y) multiplying the amount determined in clause (x) by a fraction, the numerator of which is the number of days in such fiscal year that have expired prior to the last day of the Term or the Scheduled Term, as the case may be, and the denominator of which is 365.

      2.3 Options. Effective on the date hereof, the Company and the Employee shall enter into an Option Agreement in the form attached hereto as Exhibit A pursuant to which the Company shall grant the Employee non-qualified stock options under The International Post Group Inc. 1993 Long Term Incentive Plan, previously delivered to the Employee, to purchase 25,000 shares of its common stock at an initial exercise price of $5.75 per share.

      2.4 Deductions. The Company shall deduct from the compensation described in Sections 2.1 and 2.2 hereof any Federal, state or city withholding taxes, social security contributions and any


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other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

      2.5 Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Section 2.1 hereof in respect of any period during which the Employee is disabled (as contemplated in Section 4.3 hereof) shall be reduced by any amounts paid to the Employee for loss of earnings or the like under any insurance plan or policy, the premiums for which are paid for in their entirety by the Company.

                                   ARTICLE III

                               BENEFITS; EXPENSES

      3.1 Benefits. During the Term, the Employee shall be entitled to participate in such compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other executive employees as a group.

      3.2 Expenses. The Company agrees that the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder, and, upon presentation of a reasonably itemized account thereof, the Company shall promptly pay or reimburse the Employee for such reasonable expenses so incurred by the Employee.

      3.3 Automobile. During the Term, the Company shall lease and provide the Employee with an appropriate automobile, as determined by the then Chairman of the Board of Directors of the Company, and shall pay all expenses relating to the insurance, maintenance and operation thereof. In addition, the Company shall promptly pay directly or reimburse the Employee for the costs and reasonable expenses incurred in connection with the use of a cellular telephone in the course of performing duties hereunder, upon presentation of a reasonably itemized account thereof.

      3.4 Vacations. During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation to be taken at times determined by the Employee which do not unreasonably interfere with the performance of his duties hereunder, provided, that any such vacation time not taken during any year shall be forfeited and that no single vacation shall exceed two (2) consecutive weeks.

      3.5 Domicile. During the Term, the Employee (except for reasonable business travel required by the Company) shall conduct his activities hereunder at a Company office located in South Florida.

                                   ARTICLE IV

                         TERMINATION; DEATH; DISABILITY


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      4.1 Termination of Employment With Cause. In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate his employment hereunder if the Employee (a) breaches in any material respect any material provision of this Agreement and such breach is not remedied within thirty (30) days after written notice thereof from the Board of Directors of the Company setting forth in reasonable detail the matters constituting such breach; or (b) willfully fails or refuses in any material respect to perform such duties as may be assigned to him from time to time by the Board of Directors of the Company and fails to cure such failure or refusal within thirty (30) days after receipt of notice from the Board of Directors of the Company stating with specificity the nature of such failure or refusal; or
(c) has been convicted of a felony; or (d) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder (clauses (a) through (d) above to mean "Cause," and termination as a result of clauses (a) through (d) above to mean "Termination With Cause"). The date of any termination of employment under this Section 4.1 or under Section 4.2, 4.3 or 4.4 hereof is referred to herein as the "Termination Date." In the event of a Termination With Cause, the Company shall pay the Employee as follows:

            (i) within ten (10) days following the Termination Date, any accrued but unpaid Base Salary as of the Termination Date;

            (ii) within ten (10) days following the Termination Date, the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

            (iii) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.2 hereof;

            (iv) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to
Section 3.1 hereof;

            (v) within ten (10) days after the next Financial Statement Receipt Date to occur, an amount equal to (x) the amount of Incentive Compensation, if any, that would have been payable to the Employee with respect to the fiscal year during which the Termination Date occurred had the Termination Date not occurred multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to the Termination Date and the denominator of which is 365;

            (vi) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

            (vii) within ten (10) days following the date after the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.


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      4.2 Termination of Employment Without Cause. Notwithstanding any provision to the contrary herein, the Company may at any time upon written notice to the Employee, in its sole and absolute discretion and for any or no reason, terminate the employment of the Employee hereunder without Cause; provided, that if such termination is not a Termination With Cause, the Company shall pay the Employee as follows:

            (a) within ten (10) days following the Termination Date, any accrued but unpaid Base Salary as of the Termination Date;

            (b) the Employee's Base Salary until the end of the Scheduled Term (as hereinafter defined) as and when such Base Salary would have been paid had the termination of employment not taken place;

            (c) the Employee's Incentive Compensation until the end of the Scheduled Term (if any would have been due and payable to him under Section 2.2 hereof), as and when such Incentive Compensation would have been paid had the termination of employment not taken place;

            (d) within ten (10) days following the Termination Date, a cash payment equal to the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

            (e) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.2 hereof;

            (f) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to Section
3.1 hereof;

            (g) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

            (h) within ten (10) days following the date after the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.

            For purposes of this Agreement, "Scheduled Term" shall mean (x) if the employment of the Employee is terminated under any provision of Article IV hereof (other than Section 4.1 hereof) prior to May 31, 1997, the period ending at the close of business on May 31, 1998, and (y) if the employment of the Employee is terminated under any provision of Article IV hereof (other than Section 4.1 hereof) on or after May 31, 1997, the period ending at the close of business on the date which is twelve months after the date on which the employment of the Employee is so terminated.


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            In the event that the Employee terminates his employment following an uncured material breach of this Agreement by the Company, then such termination by the Employee shall be deemed for all purposes (including, without limitation, the Plan) to be a termination by the Company of the employment of the Employee hereunder without Cause pursuant to this Section 4.2. The Company shall have thirty (30) days following written notice by the Employee to the Company of such breach, setting forth in reasonable detail the matters constituting such breach, to cure such breach.

            The Employee acknowledges that the payments referred to in Section
4.1 hereof and this Section 4.2 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination of his employment pursuant to Section 4.1 hereof and this
Section 4.2, and that except for such payments the Company shall have no further liability or obligation to him under this Agreement.

      4.3 Death; Disability. The Employee's employment hereunder shall terminate upon his death or, at the election of the Company by written notice to the Employee, if the Employee becomes Disabled (as such term is hereinafter defined). In the event of a termination of the Employee's employment for death or Disability, the Company shall pay the Employee (or his legal representatives, as the case may be), as follows:

            (a) within ten (10) days following death or such notice, any accrued but unpaid Base Salary as of the Termination Date;

            (b) the Employee's Base Salary until the expiration of 12 months from the date of death or termination for Disability (the "Extension Period"), such Base Salary to be paid as and when such Base Salary would have been paid had the employment of the Employee continued through the Extension Period;

            (c) within ten (10) days after the next Financial Statement Receipt Date to occur, an amount equal to (x) the amount of Incentive Compensation, if any, that would have been payable to the Employee with respect to the fiscal year during which the Termination Date occurred had the Termination Date not occurred multiplied by (y) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to the Termination Date and the denominator of which is 365;

            (d) within ten (10) days following the Termination Date, a cash payment equal to the Employee's Base Salary on a daily basis (computed on a 365-day year) in effect on the Termination Date, multiplied by the number of accrued and unused vacation days at the Termination Date;

            (e) within ten (10) days following the Termination Date, any accrued but unpaid expenses incurred by the Employee as of the Termination Date in accordance with Section 3.2 hereof;


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            (f) within ten (10) days following the Termination Date, any accrued and unpaid benefits to which the Employee may be entitled pursuant to Section
3.1 hereof;

            (g) within ten (10) days following the Termination Date, any other accrued and unpaid compensation payable to the Employee as of the Termination Date, the amount of which has already been calculated as of the Termination Date in accordance with the terms hereof; and

            (h) within ten (10) days following the Termination Date as of which it is calculated in accordance with the terms hereof, any other accrued and unpaid compensation payable to the Employee as of the Termination Date.

            For purposes of this Agreement, the Employee shall be deemed to be "Disabled" or have a "Disability" if as a result of the occurrence of mental or physical disability during the Term he has been unable to perform his duties hereunder for three (3) consecutive months or ninety (90) days in any twelve
(12) consecutive month period, as determined in good faith by the Board of Directors of the Company.

            The Employee acknowledges that the payments referred to in this
Section 4.3 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company under this Agreement in the event of a termination of his employment for death or Disability, and that except for such payments the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) under this Agreement.

      4.4 Change of Control. The Employee may, at any time during the six (6) month period following a Change of Control (as defined in the Plan as of the date hereof), by delivery of written notice to the Company, terminate his employment hereunder in the event that during such period the compensation, benefits, authority, responsibilities, privileges, duties and/or status or title of the Employee are materially diminished (individually or in the aggregate). Any such permitted termination by the Employee shall be deemed to constitute a termination without Cause by the Company under Section 4.2 hereof for all purposes (including, without limitation, the Plan).

                                    ARTICLE V

                   INVENTIONS; NON-DISCLOSURE; NON-COMPETITION

      5.1 Inventions. All processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company or within six (6) months after the termination thereof, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials and which relate to the production, post production or network playback and studio services business, shall be the property of the Company and shall be


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promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

      5.2 Non-Disclosure. The Employee shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation except in the course of the proper performance of his duties hereunder (a) any information relating to any process, technique or procedure used by the Company; or (b) any information relating to the operations or financial status of the Company (including, without limitation, all financial data), which information is not specifically a matter of public record; or (c) any information of a confidential nature obtained as a result of his present or future relationship with the Company, which information is not specifically a matter of public record; or (d) the name , address or other Information relating to any customer or supplier of the Company; or (e) any other trade secrets of the Company, except that the Employee shall not be liable under the terms of this Section 5.2 for disclosing or furnishing any of the foregoing which (i) are or become generally available to the public other than as a result of a disclosure in violation of this Agreement, or (ii) are generally known in any industry in which the Company is or may become involved or (iii) is required to be disclosed by the Employee pursuant to law or an order of a court of competent jurisdiction, or other legal process or authority, it being understood, however, that the Employee will provide the Company with prompt notice of the requirement for such disclosure as soon as practical after the Employee is notified thereof and prior to its disclosure thereof so as to enable the Company to challenge the order compelling such disclosure if the Company so desires. Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information.

      5.3 Non-Competition. The Employee agrees that during the Non-Competition Term (as hereinafter defined) he will not in any manner, directly or indirectly, except where specifically contemplated by the terms of his employment or this Employment Agreement, (a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any Competing Entity, the common stock of which is "publicly held" and of which the Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity; or (b) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or (d) hire or seek to hire any person who at the time so hired, or within 12 months prior to such date, was an employee of the Company on the date hereof or during such Non-Competition Term or assist any person, firm


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or corporation in doing so or attempting to do so.

            For purposes of this Section 5.3, (i) the term "Non-Competition Term" shall mean (x) the Term of this Agreement plus two (2) years, in the event of a termination of employment pursuant to Section 4.1 hereof, or (y) the Scheduled Term (as long as the Company is in compliance with its obligations under Article IV hereof), in the event of a termination of employment pursuant to any provision of Article IV hereof other than Section 4.1 hereof; (ii) the term "Competing Entity" shall mean any entity which presently or hereafter during the Non-Competition Term engages in any business activity in which the Company or its successor is engaged during the Non-Competition Term; and (iii) the term "Territory " shall mean any greater metropolitan area in which the Company is engaged in business while the Employee is employed by the Company or within six (6) months of the Termination Date.

      5.4 Breach of Provisions. In the event that the Employee shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

      5.5 Reasonable Restrictions. The parties hereto acknowledge that (a) the agreements in this Article V are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

      5.6 Definitions. For purposes of this Agreement, the term "Company" shall be deemed to include any subsidiary or affiliate of the Company.

                                   ARTICLE VI

                                  MISCELLANEOUS

      6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees and successors; provided, that the rights and obligations of the Employee under this Agreement shall not be assignable by him.

      6.2 Notices. All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the


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party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party pursuant to this Section 6.2:

                        If to the Company:

                              International Post Limited
                              545 Fifth Avenue
                              New York, New York 10017

                              Attention: Executive Vice President
                                         and Chief Financial Officer


                        If to the Employee:

                              Kenneth D. Lorber
                              4235 Alton Road
                              Miami Beach, Florida 33140

      6.3 Severability. If any provision of this Agreement, or portion thereof, shall be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parities hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

      6.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

      6.5 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties, undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

      6.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed


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modification, change or amendment is sought to be enforced.

      6.7 Authority. The parties hereto each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

      6.8 Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

      6.9 Applicable Law. This Agreement and all of the rights and obligations of the parties hereto in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles relating to conflicts of law.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    THE POST EDGE, INC.


                                    By: /s/ Jeffrey J. Kaplan
                                        -----------------------------
                                        Name: J. J. Kaplan
                                        Title: EVP & CFO


                                    /s/ Kenneth D. Lorber
                                    ---------------------------------
                                    Kenneth D. Lorber


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